UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2009 (December 7, 2009)

ULTIMATE ESCAPES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (407) 483-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rules or Standard; Transfer of Listing.

On December 7, 2009, Ultimate Escapes, Inc. (the “Company”) received notification from the NYSE Amex LLC (the “NYSE Amex”) that the NYSE Amex intends to file a delisting application with the Securities and Exchange Commission (the “SEC”) to remove the Company’s units, warrants and common stock from listing and registration on the NYSE Amex, due to the Company’s failure to satisfy one or more of the NYSE Amex continued listing standards.  Specifically, the NYSE Amex noted that as of the closing of the Company’s acquisition of Ultimate Escapes Holdings, LLC, the Company failed to satisfy the Exchange’s original listing standards set forth in Section 101 of the NYSE Amex Company Guide (the “Company Guide”) and the minimum distribution standards as set forth in Section 102(a) of the Company Guide, which require a minimum public distribution of 500,000 shares of common stock together with a minimum 800 public shareholders or a minimum public distribution of 1,000,000 shares of common stock together with a minimum of 400 public shareholders.

The Company expects to request a hearing before an NYSE Amex Qualifications Panel to appeal the foregoing delisting determination by the NYSE Amex staff.  There can be no assurance that the Company’s request for continued listing will be granted.  If the Company’s securities are delisted from the NYSE Amex, the Company expects that they would trade on the over-the-counter (OTC) bulletin board.

On December 11, 2009, the Company issued a press release regarding the notice from the NYSE Amex, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Ultimate Escapes, Inc., dated December 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTIMATE ESCAPES, INC.

/s/ James M. Tousignant
James M. Tousignant
Chief Executive Officer

Dated: December 11, 2009

EXHIBIT INDEX

99.1	Press Release of Ultimate Escapes, Inc., dated December 11, 2009